REVOCABLE POWER OF ATTORNEY

October19, 2011

The undersigned, Patricia Williams, hereby authorizes and designates Pamela Boone and Mary Hulsey, severally, each acting under separate powers of attorney, to prepare, execute and file any and all required Form 4’s to execute the purchase of shares of stock in Synergetics USA, Inc. on behalf of the undersigned, during the month of October 2011 or until such earlier date as such powers have been revoked by the undersigned.

/s/ Patricia S. Williams
Patricia S. Williams